Exhibit 99.1

Perspecta Board of Directors appoints Mac Curtis as Chairman of the Board

Current Chairman Mike Lawrie to retire in August 2020

Chantilly, VA—June 10, 2020—Perspecta Inc. (NYSE: PRSP), a leading U.S. government services provider, announced today the appointment of Mac Curtis, Perspecta’s president and chief executive officer (CEO), as chairman of its Board of Directors effective August 5, 2020, which is also the date of the 2020 annual meeting of shareholders.

Mike Lawrie, who has served as Perspecta’s chairman since its launch in 2018, announced his retirement from the board effective at the end of his current term on August 5, 2020. Philip Nolan, the current lead independent director, will continue to serve in this role following Lawrie’s retirement.

“As president and CEO of Perspecta, Mac has delivered solid results, making Perspecta a leading U.S. government IT services provider focused on mission-critical outcomes,” said Lawrie. “Mac has led Perspecta for two very successful years, executing a seamless integration of the legacy companies, enhancing Perspecta’s innovative solutions and services and developing a talented workforce. Mac’s deep industry knowledge, executive management skills and strategic and tactical capabilities make him ideally suited to lead Perspecta’s continued growth as chairman.”

“On behalf of Perspecta and the board, I want to thank Mike Lawrie for his leadership and guidance over the past two years,” said Curtis. “Mike’s experience and perspective helped accelerate Perspecta’s integration and growth as a leading U.S. government services provider. I look forward to working with the board as we continue to effectively execute our strategy and grow the business while driving value for employees, customers and shareholders.”

On June 1, 2020, Perspecta celebrated its two year anniversary as an independent, publicly traded company. Curtis has served as president and CEO of Perspecta since its launch in 2018.

About Perspecta Inc.

At Perspecta (NYSE: PRSP), we question, we seek and we solve. Perspecta brings a diverse set of capabilities to our U.S. government customers in defense, intelligence, civilian, health care and state and local markets. Our 270+ issued, licensed and pending patents are more than just pieces of paper, they tell the story of our innovation. With offerings in mission services, digital transformation and enterprise operations, our team of 14,000 engineers, analysts, investigators and architects work tirelessly to not only execute the mission, but build and support the backbone that enables it. Perspecta was formed to take on big challenges. We are an engine for growth and success and we enable our customers to build a better nation. For more information about Perspecta, visit perspecta.com.

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This press release may contain forward-looking statements. These forward-looking statements are made on the basis of the current beliefs, expectations and assumptions of the management of Perspecta and are subject to significant risks and uncertainty. Readers are cautioned not to place undue reliance on any such forward-looking statements. All such forward-looking statements speak only as of the date they are made, and Perspecta undertakes no obligation to update or revise these statements, whether as a result of new information, future events or otherwise. Although Perspecta believes that the expectations reflected in these forward-looking statements are reasonable, these statements involve a variety of risks and uncertainties that may cause actual results to differ materially from what may be expressed or implied in these forward-looking statements.

Contact:

Lorraine M. Corcoran
Vice President, Corporate Communications
571.313.6054 office
301.529.9429 mobile
lorraine.corcoran@perspecta.com

Michael Pici
Vice President, Investor Relations
571.612.7065 office
michael.pici@perspecta.com